Exhibit 99.1

The following financial statements are filed with this report:

Report of Independent Public Accountants

Balance Sheets as of December 31, 2004 and 2003

Statements of Operations for the years ended December 31, 2004 and 2003

Statements of Stockholder’s Equity for the years ended December 31, 2004 and 2003

Statements of Cash Flows for the years ended December 31, 2004 and 2003

Notes to Financial Statements

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of Medical Dictation, Inc.:

We have audited the accompanying balance sheets of Medical Dictation, Inc. (a Florida corporation) as of December 31, 2004 and 2003 and the related statements of operations, stockholder’s equity, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Dictation, Inc. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Miller Ray Houser & Stewart LLP

Atlanta, Georgia
March 23, 2005

MEDICAL DICTATION, INC.

BALANCE SHEETS

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$110,000	$102,000
Accounts receivable	534,000	328,000
Unbilled receivables	573,000	457,000
Prepaid expenses and other current assets	8,000	7,000

Total current assets	1,225,000	894,000

Property and equipment:
Computer equipment and software	412,000	304,000
Leasehold improvements	21,000	21,000
Furniture and fixtures	7,000	7,000

Total property and equipment	440,000	332,000
Accumulated depreciation	(202,000)	(126,000)

Property and equipment, net	238,000	206,000

Other assets	1,000	7,000

Total assets	$1,464,000	$1,107,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion long-term debt	$—	$12,000
Accounts payable	27,000	0
Accrued compensation	220,000	119,000
Other accrued liabilities	43,000	12,000

Total current liabilities	290,000	143,000

Long-term debt	0	15,000

Stockholder’s equity
Common stock $1.00 par value (7,000 available, 100 shares issued and outstanding as of December 31, 2004 and 2003)	0	0
Retained earnings	1,174,000	949,000

Total stockholder’s equity	1,174,000	949,000

Total liabilities and stockholder’s equity	$1,464,000	$1,107,000

The accompanying notes are an integral part of these financial statements

MEDICAL DICTATION, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2003
Revenue	$6,427,000	$4,726,000
Direct costs	5,426,000	3,844,000

Gross profit	1,001,000	882,000

Operating expenses
Marketing and sales	138,000	86,000
Research and development	15,000	10,000
General and administrative	533,000	326,000

Total operating expenses	686,000	422,000

Income from operations	315,000	460,000

Interest expense, net	0	(4,000)

Net income	$315,000	$456,000

The accompanying notes are an integral part of these financial statements.

MEDICAL DICTATION, INC.

STATEMENTS OF STOCKHOLDER’S EQUITY

	Common Stock	Retained Earnings	Stockholder’s Equity
Balance December 31, 2002	$—	$552,000	$552,000
Net income		456,000	456,000
Distribution to stockholder		(59,000)	(59,000)

Balance December 31, 2003	—	949,000	949,000
Net income		315,000	315,000
Distribution to stockholder		(90,000)	(90,000)

Balance December 31, 2004	$—	$1,174,000	$1,174,000

The accompanying notes are an integral part of these financial statements.

MEDICAL DICTATION, INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$315,000	$456,000

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76,000	61,000
Changes in assets and liabilities:
Accounts receivable	(206,000)	(163,000)
Unbilled receivables	(116,000)	(133,000)
Prepaid expenses and other current assets	(1,000)	(5,000)
Other assets	6,000	(7,000)
Accounts payable	27,000	(20,000)
Accrued liabilities	132,000	40,000

Total adjustments	(82,000)	(227,000)

Net cash provided by operating activities	233,000	229,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(108,000)	(129,000)

Net cash used in investing activities	(108,000)	(129,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments under line of credit agreement	—	(30,000)
Principal payments on long-term debt	(27,000)	(11,000)
Distributions to stockholder	(90,000)	(59,000)

Net cash used in financing activities	(117,000)	(100,000)

Net change in cash and cash equivalents	8,000	—
Cash and cash equivalents at beginning of year	102,000	102,000

Cash and cash equivalents at end of year	$110,000	$102,000

Supplemental cash flow information:
Cash paid for interest expense	$1,000	$4,000

The accompanying notes are an integral part of these financial statements.

MEDICAL DICTATION, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Medical Dictation, Inc. (the “Company”) provides medical transcription services to the healthcare industry. The Company’s home-based medical language specialists document patient care by converting physicians’ voice recordings into electronic medical record documents.

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the Company’s financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

All highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents.

ACCOUNTS RECEIVABLE AND UNBILLED RECEIVABLES

Accounts receivable are recorded net of an allowance for doubtful accounts established to provide for losses on uncollectible accounts based on management’s estimates and historical collection experience. As of December 31, 2004 and 2003, all accounts were considered collectible and as such there was no allowance for doubtful accounts. Charges for bad debts were $10,000 and $-0- in 2004 and 2003, respectively. The Company bills customers during the month following the month the service was rendered. Unbilled receivables as of December 31, 2004 and 2003 represent the amount billed during the first month of the following year that relates back to the previous year end.

REVENUE AND COST RECOGNITION

Transcription service fee revenue is recognized as the related transcription work is performed on the basis of the number of lines transcribed times the contracted billing rate per line transcribed. The cost of revenue is also recognized as the related transcription work is performed on the basis of the number of lines transcribed times the compensation rate per line transcribed.

PROPERTY AND EQUIPMENT

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method for financial reporting purposes and primarily an accelerated method for income tax purposes. For financial reporting purposes, personal computers and software are depreciated over five years, computer servers are depreciated over seven years and furniture and fixtures are depreciated over seven years. Leasehold improvements are amortized over the useful life of the asset or the lease term, whichever is shorter. Maintenance and repairs are charged to expense as incurred. Expenditures for renewals and improvements that extend the useful life are added to the property and equipment accounts.

COMPREHENSIVE INCOME

Comprehensive income, defined as the total of net income and all other nonowner changes in equity, was equal to net income for the years ended December 31, 2004 and 2003.

CREDIT RISK

The Company’s accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The carrying amount of the Company’s receivables approximates their fair values. The Company monitors the financial condition of the institutions in which it has depository accounts and believes the risk of loss is minimal.

INCOME TAXES

The Company elected S Corporation status for federal and state income tax purposes at inception, whereby profits, losses and credits are taxed to the shareholder(s). Therefore no provision for income taxes is provided.

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments classified as current assets or liabilities, including cash and cash equivalents, accounts receivable, accounts payable and long-term debt, approximates carrying value due to the short-term maturity of the instruments.

3. COMMITMENTS AND CONTINGENCIES

Lease Commitments

Future minimum annual rental obligations under non-cancelable operating leases were $20,630 as of December 31, 2004, all of which is scheduled for payment in 2005.

Rental expense was $32,000 and $29,000 for the years ended December 31, 2004 and 2003, respectively.

Litigation

The Company is not a party to, and none of its material properties are subject to, any material litigation other than routine litigation incidental to the Company’s business.

4. BORROWING ARRANGEMENTS

On May 17, 2004, the Company signed a promissory note due May 5, 2005 that established a $225,000 line of credit with Bank of America, N.A (“B of A”) . Borrowings under this line of credit bear interest at B of A’s prime rate plus one-quarter percent (5.50% at December 31, 2004). There were no borrowings during 2004. The maximum amount borrowed during 2003 was $40,000 and the average borrowing rate for 2003 was 4.38%. The entire $225,000 was available for borrowing at December 31, 2004. The note has been canceled in conjunction with the acquisition of MDI by Transcend Services, Inc. See Note 8.

5. RETIREMENT PLAN

The Company maintains a 401(k) retirement plan that covers substantially all eligible employees. Employees are eligible to contribute amounts to the plan subject to certain minimum and maximum limitations. The Company currently matches employee contributions up to 3% of annual compensation. The Company’s match is not mandatory. The Company made matching contributions to employees of $32,000 and $24,000 for the years ended December 31, 2004 and 2003, respectively.

6. TRANSACTIONS WITH RELATED PARTIES

A single shareholder owns all of the common stock of the Company (the “Owner”). The Company employed one of the Owner’s relatives in an executive position (the “Executive”), engaged a second relative for technical consulting services (the “Consultant”), and performed medical transcription services for a third relative (the “Customer”) in 2004 and 2003. The Executive’s compensation totaled $216,000 and $107,000, and the Consultant’s fees totaled $40,000 and $25,000, in 2004 and 2003, respectively. The Owner believes that the compensation and fees paid to relatives were arms-length, market-based payments comparable to the amounts that would have been paid to unrelated third parties. All of the medical transcription services provided to the Customer were provided free of charge at a cost to the Company of approximately $7,600 during 2003 through February 2004, at which time the Company ceased providing services to the Customer.

7. MAJOR CUSTOMER

For the year ended December 31, 2004, no individual customer made up more than 10% of the Company’s revenue. For the year ended December 31, 2003, one customer provided revenue of $624,500 or 13.7% of the Company’s revenue. No other customer contributed greater than 10% for that period. However, the Company provided medical transcription services in 2004 and 2003 to individual customers that are members of two separate groups of medical care facilities. Revenue attributable to members of each of these two groups comprised 55.6% and 17.1% for 2004, and 43.0% and 17.7% in 2003, of the Company’s total revenue.

8. SUBSEQUENT TRANSACTIONS

On January 31, 2005, Transcend Services, Inc. (“Transcend”) entered into a stock purchase agreement with the Company (“the Agreement”). Under the terms of the Agreement, Transcend paid $4.8 million for all of the stock of MDI, which consisted of $1.0 million cash paid at closing, 96,775 shares of Transcend Services, Inc. common stock valued at approximately $300,000, and a 5% promissory note of $3.5 million payable in equal annual installments of principal plus accrued interest on each of the first three anniversary dates after closing.

In conjunction with the acquisition, the Company terminated its line of credit agreement with Bank of America effective January 31, 2005. See Note 4.